Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Federated High Income Bond Fund, Inc.:

In planning and performing our audit of the financ ial statements of Federated High
Income Bond Fund, Inc. (the "Fund") as of and for the year ended March 31, 2011, in accordance with the standards of the Public Compan y Accounting Oversight Board
(United States), we considered the Fund's internal
 control over financial reporting,
including controls over safeguarding securities, a s a basis for designing our auditing procedures for the purpose of expressing our opini on on the financial statements and to comply with the requirements of Form N-SAR, but no t for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting.
Accordingly, we express no such opinion.

The management of the Fund is responsible for establ ishing and maintaining effective internal control over financial reporting. In fulfil ling this responsibility, estimates and judgments by management are required to assess the e xpected benefits and related costs of controls. A company's internal control over finan cial reporting is a process designed to provide reasonable assurance regarding the reliabili ty of financial reporting and the preparation of financial statements for external pur poses in accordance with generally accepted accounting principles. A company's intern al control over financial reporting includes those policies and procedures that (1) per tain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assur ance that transactions are recorded as necessary to permit preparation of financial statem ents in accordance with generally accepted accounting principles, and that receipts an d expenditures of the company are being made only in accordance with authorizations of management and directors of the
company; and (3) provide reasonable assurance regard ing prevention or timely detection of unauthorized acquisition, use or disposition of a company's assets that could have a
material effect on the financial statements.

Because of its inherent limitations, internal contro l over financial reporting may not prevent or detect misstatements. Also, projections o f any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of
changes in conditions, or that the degree of complia nce with the policies or procedures may deteriorate.

A deficiency in internal control over financial repo rting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or d etect misstatements on a timely basis.
A material weakness is a deficiency, or a combination
 of deficiencies, in internal control
over financial reporting, such that there is a reason able possibility that a material misstatement of the company's annual or interim fina ncial statements will not be prevented or detected on a timely basis.



Our consideration of the Fund's internal control ove r financial reporting was for the limited purpose described in the first paragraph an d would not necessarily disclose all deficiencies in internal control that might be mate rial weaknesses under standards established by the Public Company Accounting Oversi ght Board (United States).
However, we noted no deficiencies in the Fund's int ernal control over financial reporting and its operation, including controls over safeguar ding securities, that we consider to be a material weakness as defined above as of March 31, 2011.

This report is intended solely for the information
 and use of management and the Board
of Directors of the Fund and the Securities and Exc hange Commission and is not intended to be and should not be used by anyone ot her than these specified parties.



Ernst & Young LLP


Boston, Massachusetts
May 24, 2011